Exhibit 4(f)(100)
EXECUTION COPY
AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
          AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of December 21, 2007 (this “Amendment”), is entered into in connection with that certain SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of August 31, 2007 (as amended, supplemented, restated or replaced from time to time, the “Loan Agreement”), by and among CAC WAREHOUSE FUNDING CORPORATION II, a Nevada corporation, (the “Borrower”), CREDIT ACCEPTANCE CORPORATION, a Michigan corporation, (“Credit Acceptance”) as the originator, the servicer or the custodian, WACHOVIA BANK, NATIONAL ASSOCIATION, as an investor for the VFCC Purchaser Group (an “Investor”), JPMORGAN CHASE BANK, N.A., as an investor for the PARCO Purchaser Group (an “Investor”) and the other Investors from time to time party thereto, VARIABLE FUNDING CAPITAL COMPANY, LLC, a Delaware limited liability company (“VFCC”), a CP conduit or a lender, Park Avenue Receivables Company LLC, a Delaware limited liability company, as a CP conduit” or a lender and the other CP conduits from time to time party thereto, WACHOVIA CAPITAL MARKETS, LLC, a Delaware limited liability company (“WCM”), as deal agent (the “Deal Agent”), WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association with its headquarters in Charlotte, North Carolina (“Wachovia”), as the liquidity agent for the VFCC Purchaser Group (a “Liquidity Agent”); JPMORGAN CHASE BANK, N.A., a national banking association with its headquarters in New York, New York, as the liquidity agent for the PARCO Purchaser Group (a “Liquidity Agent”) and the other Liquidity Agents from time to time party thereto, SYSTEMS & SERVICES TECHNOLOGIES, INC., a Delaware corporation as the backup servicer (the “Backup Servicer”) and WACHOVIA CAPITAL MARKETS, LLC, a Delaware corporation as collateral agent (the “Collateral Agent”).
          Capitalized terms used and not defined in this Amendment shall have the meanings given to such terms in the Loan Agreement.
PRELIMINARY STATEMENTS
          WHEREAS, each of the signatories hereto is party to the Loan Agreement; and
          WHEREAS, the parties hereto desire to amend the Loan Agreement in certain respects as provided herein;
          NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Loan Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby expressly acknowledged, and intending to be legally bound hereby, the signatories hereto agree as follows:

     Section 1. Amendment.
          (a) The cover page of the Loan Agreement is hereby amended by replacing reference to “U.S. $325,000,000” with “U.S. $425,000,000”.
          (b) Section 1.1 of the Loan Agreement is hereby amended by replacing reference to “$325,000,000” in the definition of “Facility Limit” with “$425,000,000.
          (c) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of “Purchaser Group Facility Limit” in its entirety and replacing it with the following:
          “Purchaser Group Facility Limit: With respect to each Purchaser Group, the amount so identified on the Joinder related to such Purchaser Group, with respect to the VFCC Purchaser Group, $325,000,000 and with respect to the PARCO Purchaser Group, $100,000,000.”
          (d) Schedule VIII to the Loan Agreement is hereby amended by replacing reference to “$225,000,000” with “$325,000,000”.
     Section 2. Conditions to Effectiveness. This Amendment shall become effective on and as of the date hereof, (i) upon the receipt by the Deal Agent of an executed counterpart of this Amendment from each party hereto, (ii) upon payment to the Deal Agent of the commitment increase fee pursuant to that certain Side Letter Agreement dated as of the date hereof, (iii) upon receipt by the Deal Agent of a copy of a trade confirmation evidencing entry into an interest rate SWAP or other interest rate protection transaction, by CAC Warehouse Funding Corporation II and a Hedge Counterparty, for the notional amount of USD 100,000,000.00 and (iv) the Borrower shall execute and deliver to the Deal Agent that certain variable funding note in the amount of $325,000,000.
     Section 3. Severability of Provisions. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 4. Captions. The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.
     Section 5. Agreement to Remain in Full Force and Effect. Except as amended hereby, the Loan Agreement shall remain in full force and effect and is hereby ratified, adopted and confirmed in all respects. All references in the Loan Agreement to “herein,” or words of like import, and all references to the Loan Agreement in any agreement or document shall hereafter be deemed to refer to the Loan Agreement as amended hereby.

     Section 6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     Section 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment.
     Section 8. Representations and Warranties. The Borrower hereby certifies that (i) the representations and warranties made by it in Section 4.1 of the Loan Agreement are true and correct as of the date hereof, as though made on and as of the date hereof and (ii) as of the date hereof, there is no Termination Event or Servicer Termination Event or event which, with the passage of time of the giving of notice, could result in a Termination Event or a Servicer Termination Event.
     Section 9. Waiver of Notice. Each of the parties hereto hereby waives any notice in connection with the execution and delivery of this Amendment.
[Signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

CAC WAREHOUSE FUNDING
CORPORATION II, as Borrower

By:	/s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Treasurer

CREDIT ACCEPTANCE CORPORATION

By:	/s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Treasurer

WACHOVIA CAPITAL MARKETS,
LLC, as Deal Agent and Collateral Agent

By:	/s/ Chad Kobos
Name: Chad Kobos
Title: Director

WACHOVIA BANK, NATIONAL
ASSOCIATION, as Liquidity Agent and Investor

By:	/s/ Andrew W. Riebe
Name: Andrew W. Riebe
Title: Director

VARIABLE FUNDING CAPITAL
COMPANY LLC, as a Lender

By:	Wachovia Capital Markets, LLC, as
attorney-in-fact

By:	/s/ Douglas R. Wilson Sr.
Name: Douglas R. Wilson Sr.
Title: Director

JPMORGAN CHASE BANK, N.A., as
Liquidity Agent and Investor

By:	/s/ Ronald J. Atkins
Name: Ronald J. Atkins
Title: Executive Director

PARK AVENUE RECEIVABLES
COMPANY LLC, as a Lender

By:	JPMorgan Chase Bank, N.A., as
attorney-in-fact

By:	/s/ Ronald J. Atkins
Name: Ronald J. Atkins
Title: Executive Director

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